Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 9th day of September, 2013, by and between OLD NATIONAL BANCORP, an Indiana corporation (“ONB”), and TOWER FINANCIAL CORPORATION, an Indiana corporation (“TFC”).

W I T N E S S E T H:

WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Evansville, Vanderburgh County, Indiana; and

WHEREAS, TFC is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Fort Wayne, Allen County, Indiana; and

WHEREAS, ONB and TFC seek to affiliate through a corporate reorganization whereby TFC will merge with and into ONB, and thereafter, Tower Bank & Trust Company (“TBT”), an Indiana chartered commercial bank, will be merged with and into Old National Bank, a national banking association and wholly-owned subsidiary of ONB; and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

WHEREAS, a majority of the members of the Board of Directors of TFC have agreed to execute and deliver to ONB a voting agreement substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of TFC with and into ONB, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01     The Merger. (a) General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), TFC shall merge with and into and under the Articles of Incorporation of ONB (the “Merger”). ONB shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

(b)     Name, Officers and Directors.   The name of the Surviving Corporation shall be “Old National Bancorp.” Its principal office shall be located at One Main Street, Evansville, Vanderburgh County, Indiana. The officers of ONB serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of ONB at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)     Articles of Incorporation and By-Laws.   The Articles of Incorporation and By-Laws of ONB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d)     Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by TFC shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of TFC shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e)     Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

1.02     Reservation of Right to Revise Structure. At ONB’s election, the Merger may alternatively be structured so that (a) TFC is merged with and into any other direct or indirect wholly-owned subsidiary of ONB or (b) any direct or indirect wholly-owned subsidiary of ONB is merged with and into TFC; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, no par value, of TFC (“TFC Common Stock”) or options to purchase TFC Common Stock, (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03     Tax Free Reorganization. ONB and TFC intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04     Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither ONB nor TFC by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05     Bank Merger. TFC and ONB agree to take all action necessary and appropriate, including entering into a plan of merger (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit 1.05, to cause TBT to merge with and into Old National Bank (the “Bank Merger”) in accordance with the applicable laws and regulations effective simultaneous with the consummation of the Merger.  At the effective time of the Bank Merger, the separate corporate existence of TBT will terminate.  Old National Bank will be the surviving bank and will continue its corporate existence under applicable law.  The articles of association Old National Bank, as then in effect, will be the articles of association of the surviving bank, and the By-Laws of Old National Bank, as then in effect, will be the By-Laws of the surviving bank.

1.06     No Dissenters’ Rights. Shareholders of TFC are not entitled to any dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law, as amended, since TFC Common Stock is quoted and traded on the NASDAQ Global Market. TFC shall take no action which would result in the loss of such listing prior to the Effective Time.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01     Consideration.  (a) Subject to the terms and conditions of this Agreement, at the Effective Time, each share of TFC Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of TFC and (ii) shares held directly or indirectly by ONB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article:

(i)     $6.75 cash (the “Cash Consideration”); and

(ii)     1.20 shares of common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value, of ONB (“ONB Common Stock”).

The Cash Consideration and the Exchange Ratio are sometimes referred to herein collectively as the “Merger Consideration.”

(b)     Stock Options. At the Effective Time, each outstanding option to purchase TFC common stock (an “TFC Stock Option”) without any action on the part of any holder thereof, shall be converted automatically into an option to purchase a number of shares of common stock of ONB (each, an “ONB Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of TFC common stock subject to such TFC Stock Option and (B) the sum of (x) Exchange Ratio plus (y) $6.75 divided by (z) the Average ONB Closing Price (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price of such TFC Stock Option divided by (B) the sum of (x) Exchange Ratio plus (y) $6.75 divided by (z) the Average ONB Closing Price. Except as specifically provided above, following the Effective Time, each ONB Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the related TFC Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, ONB shall file an appropriate registration statement with respect to the shares of ONB Common Stock subject to ONB Stock Options and shall use its reasonable best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

(c)     Deferred Stock Units.  ONB and TFC shall take all requisite action so that, at the Effective Time, each of the deferred stock units issued and still outstanding under the 2006 Equity Incentive Plan (consisting 5,133 units) shall receive cash in the amount equal to the closing price of a share of TFC Common Stock on the trading day immediately preceding the Closing.

2.02     Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Section 2.05, shall become the “Exchange Ratio” for purposes of this Agreement):

Shareholders’ Equity. If as of the end of the month prior to the Effective Time, the TFC Consolidated Shareholders’ Equity (as defined in Section 7.01(m) hereof) is less than $61,117,844, the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Stock Purchase Price by the total number of shares of TFC Common Stock outstanding at the Effective Time, and further dividing that number by the Average ONB Closing Price.

As used in this Section 2.02, the following terms shall have the meanings indicated below:

“Adjusted Stock Purchase Price” shall be equal to (x) the Stock Purchase Price less (y) the difference between $61,117,844 and the TFC Consolidated Shareholders’ Equity as of the end of the month prior to the Effective Time.

“Average ONB Closing Price” shall mean the average of the per share closing prices of a share on ONB Common Stock as quoted on the NASDAQ Global Market during the ten (10) trading days preceding the fifth (5th) calendar day preceding the Effective Time.

“Stock Purchase Price” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the Average ONB Closing Price multiplied by the total number of shares of TFC Common Stock outstanding as of the Effective Time.

2.03     Fractional Shares.  Notwithstanding any other provision in this Agreement, no fractional shares of ONB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, ONB shall pay to each holder of TFC Common Stock who otherwise would be entitled to a fractional share of ONB Common Stock an amount in cash (without interest) determined by multiplying such fraction by the by the Average ONB Closing Price.

2.04     Exchange Procedures. (a) At and after the Effective Time, each certificate representing shares of TFC Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)     At or prior to the Effective Time, ONB shall reserve a sufficient number of shares of ONB Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, ONB shall mail to each holder of TFC Common Stock a letter of transmittal providing instructions as to the transmittal to ONB of certificates representing shares of TFC Common Stock and the issuance of shares of ONB Common Stock in exchange therefor pursuant to the terms of this Agreement.

(c)     ONB shall cause (i) a check in the amount of cash that each holder of TFC Common Stock has the right to receive pursuant to Section 2.01(i), (ii) a certificate representing that number of whole shares of ONB Common Stock that each holder of TFC Common Stock has the right to receive pursuant to Section 2.01(ii), and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to ONB of certificates representing such shares of TFC Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to ONB if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to ONB. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)     No dividends or other distributions on ONB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of TFC Common Stock converted in the Merger into the right to receive shares of such ONB Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ONB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e)     The stock transfer books of TFC shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of TFC of any shares of TFC Common Stock. If, after the Effective Time, Old Certificates are presented to ONB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

(f)     ONB shall be entitled to rely upon TFC’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, ONB shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)     If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by ONB, the posting by such Person of a bond or other indemnity satisfactory to ONB as indemnity against any claim that may be made against it with respect to such Old Certificate, ONB will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

(h)     Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TFC Common Stock that are held as treasury stock of TFC or owned by ONB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of TFC or other consideration shall be exchanged therefor.

(i)     Notwithstanding the foregoing, no party hereto shall be liable to any former holder of TFC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.05     Anti-Dilution Adjustments.  If ONB changes (or establishes a record date for changing) the number of shares of ONB Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding ONB Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of TFC at the Effective Time shall receive, in the aggregate, such number of shares of ONB Common Stock representing the same percentage of outstanding shares of ONB Common Stock as would have been represented by the number of shares of ONB Common Stock the shareholders of TFC would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.05 solely as a result of ONB issuing additional shares of ONB Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the ONB Plans (as hereinafter defined).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TFC

On or prior to the date hereof, TFC has delivered to ONB a schedule (the “TFC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to TFC, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), prospects, value or business of TFC and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of TFC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP (as defined below) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of ONB, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of TFC and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of TFC Common Stock, by itself, be considered to constitute a Material Adverse Effect on TFC and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided, further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against TFC or TBT following the date of this Agreement.

For the purpose of this Agreement, and in relation to TFC and its Subsidiaries, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of TFC and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to TFC, its “Subsidiaries” shall mean any entity which is required to be consolidated with TFC for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, TFC hereby represents and warrants to ONB as follows, except as set forth in its Disclosure Schedule:

3.01     Organization and Authority. (a) TFC is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. TFC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. TFC has previously provided ONB with a complete list of its Subsidiaries. Except for its Subsidiaries, TFC owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)     TBT is a bank chartered and existing under the laws of the State of Indiana, which is a member of the Federal Reserve System. TBT has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. TBT owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)     Each of TFC’s Subsidiaries other than TBT is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

3.02     Authorization.  (a) TFC has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. As of the date hereof, TFC is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by TFC have been duly authorized and approved by the Board of Directors of TFC and, assuming due execution and delivery by ONB, constitutes a valid and binding obligation of TFC, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)     Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of TFC or the charter documents of any of TFC’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which TFC or any of its Subsidiaries is a party or by which TFC or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than ONB) or any other adverse interest, upon any right, property or asset of TFC or any of its Subsidiaries which would be material to TFC; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which TFC or any of its Subsidiaries is bound or with respect to which TFC or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)     Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by TFC.

3.03     Capitalization. (a) The authorized capital stock of TFC as of the date hereof consists, and at the Effective Time will consist, of 6,000,000 shares of TFC Common Stock, of which 4,672,485 shares are issued and outstanding. Additionally, options to purchase 10,085 shares of TFC Common Stock are outstanding under the 1998 Stock Option Plan, options to purchase 27,850 shares of TFC Common Stock are outstanding under the 2001 Stock Option Plan, options to purchase 750 shares of TFC Common Stock are outstanding under the 2006 Equity Incentive Plan (each, an “TFC Stock Option Plan” and, collectively, the “TFC Stock Option Plans”) TFC has 5,133 deferred stock units issued pursuant to the 2006 Equity Incentive Plan. Such issued and outstanding shares of TFC Common Stock have been duly and validly authorized by all necessary corporate action of TFC, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former TFC shareholder. Except as set forth in the TFC Disclosure Schedule, TFC has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of TFC Common Stock. Each share of TFC Common Stock is entitled to one vote per share. A description of the TFC Common Stock is contained in the Articles of Incorporation of TFC.

(b)     Set forth on the TFC Disclosure Schedule is a list of all direct or indirect subsidiaries of TFC (each a “Subsidiary” and collectively, the “Subsidiaries”). All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by TFC or TBT free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)     Except for the options issued under the TFC Stock Option Plans, and except as set forth in the TFC Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of TFC Common Stock or any of TFC’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of TFC or its Subsidiaries, by which TFC is or may become bound. TFC does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of TFC Common Stock. To the knowledge of TFC, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of TFC or its Subsidiaries.

(d)     Except as disclosed in its public filings with the Securities and Exchange Commission (“SEC”), TFC has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 5% or more of the outstanding shares of TFC Common Stock.

3.04     Organizational Documents.  The Articles of Incorporation and By-Laws of TFC and any similar governing documents for each of TFC’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to ONB.

3.05     Compliance with Law. (a) None of TFC or any of its Subsidiaries is currently in violation of, and since January 1, 2009, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect. TFC and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to ONB at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)     Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), TFC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of TFC who have outstanding loans from TFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)     All of the existing offices and branches of TBT have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. TBT has no approved but unopened offices or branches.

3.06     Accuracy of Statements Made and Materials Provided to ONB.   No representation, warranty or other statement made, or any information provided, by TFC in this Agreement or, in the TFC Disclosure Schedule (and any update thereto) or provided by TFC to ONB and in the course of ONB’s due diligence investigation, and no written information which has been or shall be supplied by TFC with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to TFC’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by TFC with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by ONB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

3.07     Litigation and Pending Proceedings.   Except as disclosed in its SEC Reports as of the date of this Agreement or set forth in the TFC Disclosure Schedule:

(a)     Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on TFC, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against TFC or any of its Subsidiaries or, to the knowledge of TFC or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against TFC or any of its Subsidiaries. TFC does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against TFC or any of its Subsidiaries.

(b)     Neither TFC nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of TFC, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of TFC, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08     Financial Statements and Reports.  (a) TFC has delivered to ONB copies of the following financial statements and reports of TFC and its Subsidiaries, including the notes thereto (collectively, the “TFC Financial Statements”):

(i)     Consolidated Balance Sheets and the related Consolidated Statements of Earnings and Consolidated Statements of Changes in Shareholders’ Equity of TFC as of and for the fiscal years ended December 31, 2012, 2011 and 2010, and as of and for the six months ended June 30, 2013;

(ii)     Consolidated Statements of Cash Flows of TFC for the fiscal years ended December 31, 2012, 2011 and 2010, and as of and for the six months ended June 30, 2013; and

(iii)     Call Reports (“Call Reports”) for TBT as of the close of business on December 31, 2012, 2011 and 2010, and for the six months ended June 30, 2013.

(b)     The TFC Financial Statements present fairly in all material respects the consolidated financial position of TFC as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of TFC and its Subsidiaries. The TFC Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)     Since June 30, 2013 on a consolidated basis TFC and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09     Material Contracts. (a) Except for contracts reflected as exhibits to its reports and other documents required to be filed under the 1934 Act and the Securities Act of 1933 (the “1933 Act”) (collectively, the “SEC Reports”), including TFC’s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, or as set forth in the TFC Disclosure Schedule, as of the date of this Agreement, neither TFC nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by TFC or any of its Subsidiaries or the guarantee by TFC or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of TFC or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, TFC or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to TFC or any of its Subsidiaries, (iv) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in TFC’s SEC Reports filed prior to the date of this Agreement, (v) any lease of real or personal property providing for annual lease payments by or to TFC or its Subsidiaries in excess of $100,000 per annum other than financing leases entered into in the ordinary course of business in which TFC or any of its Subsidiaries is the lessor, or (vi) any contract that involves expenditures or receipts of TFC or any of its Subsidiaries in excess of $100,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence shall be deemed “Material Contracts” hereunder. With respect to each of TFC’s Material Contracts (i) that is reflected as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports or (iii) that is disclosed in the TFC Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither TFC nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither TFC nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to TFC’s knowledge, in material default in any material respect. Schedule 3.09(a) list all Material Contracts, including all amendments and supplements thereto, that are not filed as exhibits to SEC Reports are listed on the TFC Disclosure Schedule.

(b)     Neither TFC nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for TFC’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10     Absence of Undisclosed Liabilities.   Except as provided in the TFC Financial Statements or in the TFC Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of TFC’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of TFC or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $100,000 individually, or $250,000 in the aggregate, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of TFC or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

3.11     Title to Properties. Except as described in this Section 3.11 or the TFC Disclosure Schedule:

(a)     TFC or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the TFC Financial Statements as of June 30, 2013; good and marketable title to all personal property reflected in the TFC Financial Statements as of June 30, 2013, other than personal property disposed of in the ordinary course of business since June 30, 2013; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which TFC or any of its Subsidiaries purports to own or which TFC or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since June 30, 2013. All of such properties and assets are owned by TFC or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the TFC Disclosure Schedule; (ii) as specifically noted in reasonable detail in the TFC Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to TFC on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of TFC, leased by TFC or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by TFC or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)     With respect to all real property presently or formerly owned, leased or used by TFC or any of its Subsidiaries, TFC, its Subsidiaries and to TFC’s knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of TFC, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against TFC or any of its Subsidiaries with respect to the Environmental Laws, and to TFC’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of TFC or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To TFC’s knowledge, neither TFC nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To TFC’s knowledge, neither TFC nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12     Loans and Investments. (a)      TFC has provided ONB with a list of each loan by TBT that has been classified by regulatory examiners or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of August 31, 2013, and a list of Delinquent Loans as of August 31, 2013. The most recent loan watch list of TBT and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by TFC to ONB.

(b)     All loans reflected in the TFC Financial Statements as of June 30, 2013, and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2013: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming TBT as the secured party or mortgagee (unless by written agreement to the contrary).

(c)     The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the TFC Financial Statements are, in the judgment of management of TFC, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d)     Except as set forth in the TFC Disclosure Schedule, none of the investments reflected in the TFC Financial Statements as of and for the period ended June 30, 2013, and none of the investments made by any Subsidiary of TFC since June 30, 2013, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither TFC nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

(e)     Except as set forth in the TFC Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither TFC nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13     No Shareholder Rights Plan. TFC has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of TFC or which reasonably could be considered an anti-takeover mechanism.

3.14     Employee Benefit Plans. (a)     With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by TFC or any member of a controlled group of corporations under Code Section 414(b) of which TFC is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with TFC under Code Section 414(c), and all other entities which together with TFC are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which TFC or any ERISA Affiliate participates as a participating employer, or to which TFC or any ERISA Affiliate contributes or is or has been obligated to contribute, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of TFC or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, “TFC Plan” and collectively, “TFC Plans”), represents and warrants, except as set forth in the TFC Disclosure Schedule:

(i)     All such TFC Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)     All TFC Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan has received a favorable determination letter from the Internal Revenue Service upon which TFC may rely regarding its current tax qualified status under the Code.

(iii)     All TFC Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)     All options to purchase shares of TFC Common Stock were granted with a per share exercise price that was not less than the “fair market value” of TFC Common Stock on the date of such grant, as determined in accordance with the terms of the applicable TFC Stock Option Plan (the “TFC Stock Options”). All TFC Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by TFC (directly or indirectly) with respect to TFC’s stock option granting practices or other equity compensation practices. The grant date of each TFC Stock Option is on or after the date on which such grant was authorized by the Board of Directors of TFC or the compensation committee thereof.

(v)     Except for the Tower Financial 401(k) Plan (the “TFC 401(k) Plan”), no TFC Plan (or its related trust) holds any stock or other securities of TFC.

(vi)     Neither TFC, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a TFC Plan has engaged in any transaction that may subject TFC, any ERISA Affiliate or any TFC Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii)     All obligations required to be performed by TFC or any ERISA Affiliate under any provision of any TFC Plan have been performed by it in all material respects and, neither TFC nor any ERISA Affiliate is in default under or in violation of any provision of any TFC Plan.

(viii)     All required reports and descriptions for the TFC Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code or other law with respect to all TFC Plans have been proper as to form and content and have been provided timely.

(ix)     No event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any TFC Plan.

(x)     There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any TFC Plan.

(xi)     There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against TFC or any ERISA Affiliate in connection with any TFC Plan or the assets of any TFC Plan.

(xii)     Any TFC Plan may be amended and terminated at any time without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code, and these rights have always been maintained by TFC and its ERISA Affiliates.

(xiii)     TFC does not maintain and is not required to contribute to any defined benefit retirement plan which is subject to Title IV of ERISA and does not have any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

(b)     TFC has provided or made available to ONB true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

(i)     Plan documents for each pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

(ii)     All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

(iii)     All executive and other incentive compensation plans, programs and agreements;

(iv)     All group insurance, medical and prescription drug arrangements, policies or plans and all summary plan descriptions thereof;

(v)     All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed or obligated to contribute to by TFC for its current or former directors, officers or employees;

(vi)     All reports filed with the Internal Revenue Service or the Department within the preceding three years by TFC or any ERISA Affiliate with respect to any TFC Plan;

(vii)     All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs;

(viii)     Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates; and

(ix)     All notices provided to employees and participants in connection with any TFC Plan.

(c)     Except as set forth on the TFC Disclosure Schedule, no current or former director, officer or employee of TFC or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with TFC or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by TFC or an ERISA Affiliate.

(d)     With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by TFC or any ERISA Affiliate, no director, officer, employee or agent of TFC or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on TFC or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by TFC or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)     Except as otherwise set forth in TFC’s SEC Reports as of the date of this Agreement or provided in the TFC Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon TFC or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f)     Except as otherwise provided in the TFC Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored, maintained or contributed to by TFC or any ERISA Affiliate.

(g)     Except as otherwise provided in the TFC Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h)     Except as may be disclosed in the TFC Disclosure Schedule, TFC and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(i)     Except as may be disclosed in the TFC Disclosure Schedule, all of the TFC Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2009, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does TFC or any ERISA Affiliate has any liability or potential liability as a result of the underfunding of, or termination of or participation in any such plan by TFC or any ERISA Affiliate.

(j)     As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), TFC, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(k)     Neither TFC nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way TFC Plans.

3.15     Obligations to Employees.  All obligations and liabilities of and all payments by TFC or any ERISA Affiliate and all TFC Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by TFC or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) TFC Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the TFC Financial Statements and the books, statements and records of TFC.

3.16     Taxes, Returns and Reports.   Each of TFC and its Subsidiaries has since January 1, 2008(a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). TFC has established, and shall establish in the Subsequent TFC Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the TFC Financial Statements adequate to cover all of TFC’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither TFC nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent TFC Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of TFC or its Subsidiaries. To the knowledge of TFC, neither TFC nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Other than local property tax audits, no federal, state or local tax returns of TFC or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.17     Deposit Insurance.  The deposits of TBT are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and TFC or TBT has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.18     Insurance.  TFC has provided ONB with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by TFC or any of its Subsidiaries on the date hereof or with respect to which TFC or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.19     Books and Records.   The books and records of TFC are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of TFC on a consolidated basis set forth in the TFC Financial Statements.

3.20     Broker’s, Finder’s or Other Fees.   Except for reasonable fees and expenses of TFC’s attorneys, accountants and investment bankers, all of which shall be paid by TFC at or prior to the Effective Time, and except as set forth in the TFC Disclosure Schedule, no agent, broker or other Person acting on behalf of TFC or under any authority of TFC is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

3.21     Interim Events.   Except as otherwise permitted hereunder, since June 30, 2013 or as set forth in the TFC Disclosure Schedule, neither TFC nor any of its Subsidiaries has:

(a)     experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on TFC;

(b)     Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or in the aggregate;

(c)     Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;

(d)     Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e)     Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of TFC or a Subsidiary;

(f)     Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)     Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)     Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)     Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)     Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by TBT of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)     Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)     Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)     Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)     Conducted its business in any manner other than substantially as it was being conducted as of June 30, 2013.

3.22     TFC Securities and Exchange Commission Filings.  TFC has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the filings, and no such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. TFC has made available to ONB copies of all comment letters received by TFC from the SEC since January 1, 2008, relating to the SEC Reports, together with all written responses of TFC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by TFC, and to the knowledge of TFC, none of the SEC Reports is the subject of any ongoing review by the SEC.

3.23     Insider Transactions. Except as set forth in the TFC Disclosure Schedule, since December 31, 2008, no officer or director of TFC or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by TFC or any Subsidiary or in any liability, obligation or indebtedness of TFC or any Subsidiary, except for deposits of TBT.

3.24     Indemnification Agreements. (a) Other than as set forth in the TFC Disclosure Schedule, neither TFC nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of TFC or the charter documents of a Subsidiary.

(b)     Since January 1, 2008, no claims have been made against or filed with TFC or any of its Subsidiaries nor have, to the knowledge of TFC, any claims been threatened against TFC or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of TFC or any of its Subsidiaries.

3.25     Shareholder Approval.   The affirmative vote of the holders of a majority of the TFC Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.26     Intellectual Property.  (a) TFC and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by TFC or its Subsidiaries in their respective businesses as currently conducted. Neither TFC nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)     TFC and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2008. There is no claim asserted, or to the knowledge of TFC threatened, against TFC and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c)     To the knowledge of TFC, no third party has infringed, misappropriated or otherwise violated TFC or its Subsidiaries’ Intellectual Property rights since January 1, 2008. There are no claims asserted or threatened by TFC or its Subsidiaries, nor has TFC or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d)     TFC and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e)     For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.27     Community Reinvestment Act. TBT received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.28     Bank Secrecy Act. Neither TFC nor TBT has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.29     Agreements with Regulatory Agencies. Except as set forth in the TFC Disclosure Schedule, neither TFC nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the TFC Disclosure Schedule (a “TFC Regulatory Agreement”), nor has TFC or any of its Subsidiaries been advised since January 1, 2008, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such TFC Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of TFC or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to TFC or any of its Subsidiaries.

3.30     Internal Controls. (a) None of TFC or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. TFC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b)     TFC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to TFC including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TFC by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to TFC’s outside auditors and the audit committee of TFC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect TFC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TFC’s internal controls over financial reporting. These disclosures were made in writing by management to TFC’s auditors and audit committee and a copy has previously been made available to ONB. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c)     Since December 31, 2012, (i) through the date hereof, neither TFC nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TFC or any of its Subsidiaries, whether or not employed by TFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TFC or any of its officers, directors, employees or agents to the Board of Directors of TFC or any committee thereof or to any director or officer of TFC.

3.31     Fiduciary Accounts. TFC and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither TFC nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to TFC’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.32     Opinion of Financial Advisor. The Board of Directors of TFC, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Keefe, Bruyette & Woods, a Stifel Company (“KBW”), that the Merger Consideration is fair to TFC from a financial point of view.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ONB

On or prior to the date hereof, ONB has delivered to TFC a schedule (the “ONB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

For the purpose of this Agreement, and in relation to ONB and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on ONB” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), prospects, value or business of ONB and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of ONB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on ONB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of ONB and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of ONB Common Stock, by itself, be considered to constitute a Material Adverse Effect on ONB and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to ONB, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of ONB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to ONB, its “Subsidiaries” shall mean any entity which is required to be consolidated with ONB for financial reporting purposes pursuant to GAAP.

Accordingly, ONB represents and warrants to TFC as follows, except as set forth in the ONB Disclosure Schedule:

4.01     Organization and Authority. (a) ONB is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. ONB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ONB has previously provided TFC with a complete list of its Subsidiaries. Except for its Subsidiaries, ONB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)     Old National Bank is a national bank chartered and existing under the laws of the United States. Old National Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to TFC, Old National Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c)     Each of ONB’s Subsidiaries other than Old National Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02     Authorization.  (a) ONB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. This Agreement and its execution and delivery by ONB have been duly authorized and approved by the Board of Directors of ONB and, assuming due execution and delivery by TFC, constitutes a valid and binding obligation of ONB, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)     Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of ONB or the charter documents of any of ONB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which ONB or any of its Subsidiaries is a party or by which ONB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than TFC) or any other adverse interest, upon any right, property or asset of ONB or any of its Subsidiaries which would be material to ONB; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which ONB or any of its Subsidiaries is bound or with respect to which ONB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)     Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by ONB.

4.03     Capitalization.  (a) The authorized capital stock of ONB consists of (i) One Hundred Fifty Million (150,000,000) shares of ONB Common Stock, of which, as of June 30, 2013, approximately One Hundred Million Eight Hundred Eighty-One Thousand (100,881,000) shares were issued and outstanding, and (ii) Two Million (2,000,000) shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of ONB Common Stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholder. Except as set forth in the ONB Disclosure Schedule, ONB has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB Common Stock. Each share of ONB Common Stock is entitled to one vote per share. A description of the ONB Common Stock is contained in the Articles of Incorporation of ONB.

(b)     Subject to 12 U.S.C. § 55, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ONB are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)     Except as set forth in the ONB Disclosure Schedule or as disclosed in its SEC Reports, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ONB Common Stock or any of ONB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of ONB or its Subsidiaries, by which ONB is or may become bound. ONB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of ONB Common Stock. To the knowledge of ONB, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of ONB or its Subsidiaries.

(d)     Except as disclosed in its SEC Reports, ONB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

4.04     Organizational Documents.   The Articles of Incorporation and By-Laws of ONB and the charter documents for each of ONB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to TFC.

4.05     Compliance with Law.  (a) None of ONB or any of its Subsidiaries is currently in violation of, and since January 1, 2008, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on ONB. ONB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on ONB.

(b)     As of the date hereof, set forth on the ONB Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of ONB or its Subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, ONB or its Subsidiaries, and all documents relating thereto have been made available to TFC, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of ONB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to ONB or any of its Subsidiaries.

(c)      Since the enactment of the Sarbanes-Oxley Act, ONB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)     All of the existing offices and branches of Old National Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on ONB. Old National Bank has no approved but unopened offices or branches.

4.06     Accuracy of Statements Made and Materials Provided to TFC.   No representation, warranty or other statement made, or any information provided, by ONB in this Agreement or, in the ONB Disclosure Schedule (and any update thereto), or provided by ONB to TFC in the course of TFC’s due diligence investigation and no written information which has been or shall be supplied by ONB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to TFC’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by ONB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by TFC specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

4.07     Litigation and Pending Proceedings.   Except as set forth in the ONB Disclosure Schedule:

(a)     Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on ONB, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against ONB or any of its Subsidiaries or, to the knowledge of ONB or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against ONB or any of its Subsidiaries. ONB does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against ONB or any of its Subsidiaries.

(b)     Neither ONB nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of ONB, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of ONB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.08     Financial Statements and Reports.  (a) ONB has delivered to TFC copies of the following financial statements and reports of ONB and its Subsidiaries, including the notes thereto (collectively, the “ONB Financial Statements”):

(i)     Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders’ Equity of ONB as of and for the fiscal years ended December 31, 2012, 2011 and 2010, and as of and for the six months ended June 30, 2013;

(ii)     Consolidated Statements of Cash Flows of ONB for the fiscal years ended December 31, 2012, 2011 and 2010, and as of and for the six months ended June 30, 2013;

(iii)     Call Reports (“Call Reports”) for Old National Bank as of the close of business on December 31, 2012, 2011 and 2010, and as of and for the six months ended June 30, 2013;

(b)     The ONB Financial Statements present fairly the consolidated financial position of ONB as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of ONB and its Subsidiaries. The ONB Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)     Since June 30, 2013 on a consolidated basis ONB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.09     Title to Properties. Except as described in this Section 4.10 or the ONB Disclosure Schedule, ONB or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the ONB Financial Statements as of September 30, 2011; good and marketable title to all personal property reflected in the ONB Financial Statements as of September 30, 2011, other than personal property disposed of in the ordinary course of business since September 30, 2011; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which ONB or any of its Subsidiaries purports to own or which ONB or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since September 30, 2011. All of such properties and assets are owned by ONB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the ONB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the ONB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to ONB on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to ONB’s knowledge, leased by ONB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by ONB or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

4.10     Employee Benefit Plans. With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by ONB or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “ONB Plans”), all such ONB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

4.11     Taxes, Returns and Reports.   Except as set forth in the ONB Disclosure Schedule, each of ONB and its Subsidiaries has since January 1, 2008 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). ONB has established, and shall establish in the Subsequent ONB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the ONB Financial Statements adequate to cover all of ONB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither ONB nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent ONB Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of ONB or its Subsidiaries, except as set forth on the ONB Disclosure Schedule. Except as set forth on the ONB Disclosure Schedule, to the knowledge of ONB, neither ONB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth on the ONB Disclosure Schedule, no federal, state or local tax returns of ONB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.12     Deposit Insurance.  The deposits of Old National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and ONB or Old National Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.13     Insurance.  ONB has provided TFC with a list and, if requested, a true, accurate and complete copy thereof, of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by ONB or any of its Subsidiaries on the date hereof or with respect to which ONB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

4.14     Books and Records.   The books and records of ONB are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of ONB on a consolidated basis set forth in the ONB Financial Statements.

4.15     Broker’s, Finder’s or Other Fees.   Except for reasonable fees and expenses of ONB’s attorneys, accountants and investment bankers, all of which shall be paid by ONB at or prior to the Effective Time, and except as set forth in the ONB Disclosure Schedule, no agent, broker or other Person acting on behalf of ONB or under any authority of ONB is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

4.16     ONB Securities and Exchange Commission Filings.   ONB has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. ONB has made available to TFC copies of all comment letters received by ONB from the SEC since January 1, 2008, relating to the SEC Reports, together with all written responses of ONB thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by ONB, and to the knowledge of ONB, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.17     Community Reinvestment Act. Old National Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

ARTICLE V.

COVENANTS OF TFC

TFC covenants and agrees with ONB and covenants and agrees to cause its Subsidiaries to act as follows (and ONB covenants and agrees with TFC as follows):

5.01     Shareholder Approval.  TFC shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of TFC at the earliest possible reasonable date. Subject to Section 5.06 hereof, the Board of Directors of TFC shall recommend to TFC’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from TFC’s shareholders.

5.02     Other Approvals.  (a)     TFC shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist ONB in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)     TFC will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the TFC Disclosure Schedule and to which TFC and ONB agree are material.

(c)     Any materials or information provided by TFC to ONB for use by ONB in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03     Conduct of Business.   (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, TFC will not, and will cause its Subsidiaries to not, without the prior written consent of ONB:

(i)     make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

(ii)     authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

(iii)     distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) each of the Subsidiaries may pay cash dividends to TFC in the ordinary course of business for payment of reasonable and necessary business and operating expenses of TFC and to provide funds for TFC’s dividends to its shareholders in accordance with this Agreement, and (B) TFC may pay to its shareholders its usual and customary cash dividend of no greater than $.08 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, TFC shareholders will become entitled to receive dividends on their shares of ONB Common Stock received pursuant to this Agreement;

(iv)     redeem any of its outstanding shares of common stock;

(v)     merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;

(vi)     purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services for corporate bonds;

(vii)     which consent shall be deemed received unless ONB shall object thereto within five (5) business days after receipt of written notice from TFC to:

(A)     renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of TFC or any Subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as “Substandard,” “Doubtful” or “Loss,” or (z) such Loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as “special mention”;

(B)     effective one week following the date of this Agreement, make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to TFC or any Subsidiary in an aggregate amount in excess of $1,000,000;

(C)      make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $417,000 (except for any such Loan or Loans secured by an owner-occupied 1-4 single-family residence which TBT originates, underwrites in accordance with the secondary market standards and holds for sale into the secondary market, in which case such dollar threshold shall be $750,000);

(C)     make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with loan-to-values ratios of greater than 80% without private mortgage insurance; or

(D)     make, renew or otherwise modify any Loan which does not conform with TFC’s General Credit Policy and Procedures, is in excess of $50,000 and exceeds 120 days to maturity (notice to ONB of such proposed Loan shall set forth, with specificity, the manner in which such Loan does not conform to TFC’s General Credit Policy and Procedures).

(viii)     except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $100,000 individually or $250,000 in the aggregate;

(ix)     make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of TFC or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by TFC or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank (“FHLB”) borrowings;

(x)     except as contemplated by this Agreement, promote to a new position (other in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, or enter into any agreement to promote to a new position (other in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, of any director, officer or employee of TFC or any Subsidiary, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of TFC or any Subsidiary;

(xi)     except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of TFC or any Subsidiary; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

(xii)     amend, modify or restate TFC’s or any of its Subsidiaries organizational documents from those in effect on the date of this Agreement and as delivered to ONB;

(xiii)     give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of TFC or any of its subsidiaries, or enter into any agreement or commitment relative to the foregoing;

(xiv)     fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(xv)     issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of TFC or any of its Subsidiaries;

(xvi)     except for obligations disclosed within this Agreement or the TFC Disclosure Schedule, FHLB advances, Federal Funds purchased by TBT, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the TFC Financial Statements or the Subsequent TFC Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $100,000;

(xvii)     open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the TFC Disclosure Schedule;

(xviii)     pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the TFC Disclosure Schedule;

(xix)       change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by TFC’s independent auditors or its regulatory authorities;

(xx)       change in any material respects its underwriting, operating, investment or risk management or other similar policies of TFC or any of its Subsidiaries except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

(xxi)       make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

(xxii)     enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by TFC or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

(b)     On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of TFC and its Subsidiaries shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) timely file all SEC Reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on TFC.

5.04     Insurance.   TFC and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by TFC or its Subsidiaries as of the date of this Agreement.

5.05     Accruals for Loan Loss Reserve and Expenses. (a) Prior to the Effective Time, TFC shall and shall cause its Subsidiaries to make, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as TFC and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)     TFC recognizes that ONB may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances).  Subject to applicable law (including without limitation the rules and regulations of the SEC, U.S Department of Justice and Federal Trade Commission guidelines regarding pre-merger information exchange between competitors (the “Guidelines”), applicable banking laws and regulations and GAAP), and in a manner that is not inconsistent with TFC’s need to operate its business in the ordinary course consistent with past practices, from and after the date hereof TFC shall consult and cooperate in good faith with ONB with respect to conforming the loan and accounting policies and practices of TFC to those policies and practices of ONB for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from ONB to TFC, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)     Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), TFC shall consult and cooperate in good faith with ONB with respect to determining, as reasonably specified in a written notice from ONB to TFC, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of TFC’s expenses of the Merger.

(d)     Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), TFC shall consult and cooperate in good faith to (i) make such conforming entries to conform the loan and accounting policies and practices of TFC to the policies and practices of ONB as contemplated in Section 5.05(b) above and (ii) recognize TFC’s expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by ONB as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after ONB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to TFC that ONB will at the Effective Time deliver to TFC the certificate contemplated in Section 7.02(g).

(e)     TFC’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d).

5.06     Acquisition Proposals. (a) TFC will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including KBW) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, TFC shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which TFC or any of its Subsidiaries is a party (other than any involving ONB).

(b)     Except as permitted in this Section 5.06, TFC shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including KBW) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by TFC’s shareholders, if TFC receives a bona fide Acquisition Proposal that the TFC Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of TFC’s obligations under this Section 5.06, TFC may furnish, or cause to be furnished, non-public information with respect to TFC and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to ONB prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the TFC Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to TFC’s shareholders under applicable law and (B) prior to taking such action, TFC has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06 by any representative (including KBW) of TFC or its Subsidiaries shall be a breach of this Section 5.06 by TFC.

(c)     Neither the TFC Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to ONB or propose to withdraw or modify in a manner adverse to ONB (or take any action inconsistent with) the recommendation by such TFC Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit TFC or TBT to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of TFC’s shareholders to approve the Merger, the TFC Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided, that the TFC Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of TFC under applicable Law, and provided, further, that the TFC Board of Directors may not effect such an Adverse Recommendation Change unless (A) the TFC Board shall have first provided prior written notice to ONB (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five business day period) and (ii) ONB does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the TFC Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the TFC Board’s fiduciary duties to the shareholders of TFC under applicable law. TFC agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, TFC and its officers, directors and representatives shall negotiate in good faith with ONB and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by ONB.

(d)     In addition to the obligations of TFC set forth in paragraphs (a), (b) and (c) of this Section 5.06, TFC shall as promptly as possible, and in any event within two business days after TFC first obtains knowledge of the receipt thereof, advise ONB orally and in writing of (i) any Acquisition Proposal or any request for information that TFC reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry TFC reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to TFC any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, TFC (or its outside counsel) shall (A) advise and confer with ONB (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide ONB with true, correct and complete copies of any document or communication related thereto.

(e)     Nothing contained in this Section 5.06 shall prohibit TFC from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the TFC Board of Directors, after consultation with its outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or TFC’s obligations under applicable law.

(f)     For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of TFC and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of TFC or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of TFC or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving TFC, TBT or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of TFC, TBT, or any of TFC’s other Subsidiaries or of any resulting parent company of TFC or TBT; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to ONB of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(g)     For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the TFC Board determines in good faith (after having received the advice of its financial advisors and outside legal counsel), to be (i) more favorable to the shareholders and other constituencies of TFC, including, but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by ONB in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07     Press Releases.  Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither TFC nor ONB will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

5.08     Material Changes to Disclosure Schedules.  TFC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the TFC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the TFC Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of TFC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the TFC Disclosure Schedule unless ONB shall have first consented in writing with respect thereto.

5.09     Access; Information.  ONB and TFC, and their representatives and agents, shall, upon reasonable notice to the other party, in a manner not inconsistent with the Guidelines, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. ONB and TFC, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of TFC or ONB or either of their Subsidiaries. Upon request, TFC and ONB will furnish the other party or its representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by ONB or TFC which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit ONB or TFC or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for TFC or ONB, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to ONB or TFC or its representatives or agents, as applicable. No investigation by ONB or TFC shall affect the representations and warranties made by TFC or ONB herein. Any confidential information or trade secrets received by ONB, TFC or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or TFC, as applicable, or at ONB’s or TFC’s request, returned to ONB or TFC, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by ONB or TFC, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09 hereof). This Section 5.09 will not require the disclosure of any information to ONB or TFC which would be prohibited by law. The ability of ONB or TFC to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, ONB and TFC (and each employee, representative or agent of ONB and TFC) may disclose to any and all Persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to ONB or TFC relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and ONB and TFC shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

5.10     Financial Statements.   As soon as reasonably available after the date of this Agreement, TFC will deliver to ONB any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of TFC prepared for its internal use, TBT’s Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, “Subsequent TFC Financial Statements”). The Subsequent TFC Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent TFC Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, ONB will deliver to TFC any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of ONB (collectively, “Subsequent ONB Financial Statements”). The Subsequent ONB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent ONB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

5.11     Environmental.  (a) If requested by ONB, TFC will cooperate with an environmental consulting firm designated by ONB in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by TFC or any of its Subsidiaries as of the date of this Agreement, and any real property acquired or leased by TFC or any of its Subsidiaries after the date of this Agreement. ONB shall be responsible for the costs of the phase ones and, if any phase twos are determined to be advisable by the environmental consulting firm, TFC and ONB shall each be responsible for 50% of the costs of the phase twos.

(b)     If the environmental consultant’s good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that TFC and its Subsidiaries would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to TFC or its Subsidiaries owned or leased real properties or any adjoining properties, is in excess of $1.5 million, then ONB shall have the right to terminate this Agreement pursuant to Section 8.01(c)(iv), which termination shall be ONB’s sole remedy in such event.

5.12     Governmental Reports and Shareholder Information.  Promptly upon its becoming available, TFC shall furnish to ONB one (1) copy of each financial statement, report, notice, or proxy statement sent by TFC to any Governmental Authority or to TFC’s shareholders generally and of each SEC Report filed by TFC, and of any order issued by any Governmental Authority in any proceeding to which TFC is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.13     Adverse Actions.  TFC shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.14     Employee Benefits. Except as contemplated by Section 6.03(j) hereof, neither the terms of Section 6.03 hereof nor the provision of any employee benefits by ONB or any of its Subsidiaries to employees of TFC or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of TFC or any of its Subsidiaries; or (b) prohibit or restrict ONB or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

5.15     Disposition Welfare Benefit and Code Section 125 Plans. All welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by TFC shall continue as separate plans after the Effective Time, until such time as ONB determines, in its sole discretion, that it will terminate any or all of such plans.

As of the Effective Time TFC shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to ONB and to provide ONB all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist ONB in the administration of such plans.

From the date of this Agreement through the Effective Time TFC shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under TFC’s fully insured welfare benefit plans; (iii) accrue, as an expense, in accordance with past practice, monthly amounts to be used to satisfy claims under its self-insured dental and short-term disability plans and (iii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation.

As of the date of any future termination of the TFC cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the ONB cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the ONB cafeteria plan, subject to subsequent changes as provided in the ONB plan. All benefit payments related to the transferred balances shall be made in accordance with the ONB cafeteria plan.

5.16     Nonqualified Plans. TFC or any Subsidiary, as applicable, shall terminate each nonqualified deferred compensation plan for employees and/or directors sponsored by TFC or any Subsidiary in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). Accrued benefits under the plans will be distributed on, or prior to, the Closing Date.

5.17     TFC Incentive Plans. TFC or any Subsidiary shall continue all incentive and/or bonus plans through December 31, 2013.  All incentive or bonus compensation which is earned based on performance metrics achieved under those plans as of December 31, 2013 shall be paid in a lump sum on March 15, 2014, unless historically the incentive or bonus compensation has been paid sooner in which case it will be paid at the same time as historical practice.  Effective January 1, 2014, employees of TFC or any Subsidiary who are covered by an incentive and/or bonus plan will continue to be covered by either a TFC or Subsidiary incentive or bonus plan, or an ONB or ONB subsidiary incentive or bonus plan, as determined by ONB in its sole discretion.  To the extent ONB determines not to cover any TFC or Subsidiary employee under a TFC or Subsidiary incentive or bonus plan, that plan will be terminated effective as of the later of the date of such determination or December 31, 2013.

5.18     Supplemental Executive Retirement Plan. TFC or any Subsidiary, as applicable, shall accelerate payment under the terminated Supplemental Executive Retirement Plan (“SERP”) sponsored by TFC or any Subsidiary in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). Accrued benefits under the SERP will be distributed on the Closing Date.

5.19     TFC 401(k) Plan. Prior to the Effective Time:

(a)     TFC, by resolution of its directors, shall terminate the 401(k) Plan as of the day before the Effective Time. The account balances of the TFC 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the TFC 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the TFC 401(k) Plan, as soon as administratively feasible following the plan termination date.

(b)     TFC shall continue to make all non-discretionary employer contributions which it is required to make to the TFC 401(k) Plan, including, but not limited to, elective deferral contributions of those TFC 401(k) Plan participants who are employed by TFC or its Subsidiaries. In addition, TFC shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to TFC as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the TFC 401(k) Plan.

5.20     Prohibition Against Further Stock Option Grants. From and after the date of this Agreement TFC shall not award any additional grants or awards of any kind under any of the TFC Stock Option Plans.

5.21     Short-Swing Trading Exception.  TFC’s Board of Directors shall adopt such resolutions as are necessary to cause any shares of TFC Common Stock owned by executive officers and directors of TFC and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

5.22     Trust Preferred Securities. TFC shall cooperate with ONB and use commercially reasonable efforts to execute and deliver such instruments and take such actions as may be required or necessary prior to the Effective Time for ONB to assume at the Effective Time the obligations of TFC under any indenture or other agreement to which TFC is a party with respect to trust preferred securities that are identified on the TFC Disclosure Schedule, including but not limited to executing and delivering one or more supplemental indentures and providing any required opinions of counsel to the applicable trustees.

5.23     Tower Bank. Prior to the Effective Time, TFC shall cause TBT to cooperate with ONB and take such action as reasonable necessary to (i) reconstitute the directors and officers of TBT as of the Effective Time to be the same as the directors and officers of Old National Bank at the Effective Time; and (ii) if requested by ONB, amend the Articles of Incorporation and By-Laws of TBT as of the Effective Time.

5.24     Tower Trust Company. Prior to the Effective Time, TBT shall, and shall cause Tower Trust Company to, cooperate with ONB and take such action as reasonable necessary to (i) reconstitute the directors and officers of Tower Trust Company as of the Effective Time to be the same as the directors and officers of Old National Trust Company at the Effective Time; (ii) if requested by ONB, amend the Articles of Incorporation and By-Laws of Tower Trust Company as of the Effective Time; and (iii) take any action reasonably requested by ONB to allow for the merger or other business combination involving Tower Trust Company and an affiliate of ONB at or following the Effective Time.

5.25     Written Opinion of Financial Advisor. TFC shall receive within ten (10) days of this Agreement the written fairness opinion of KBW that the Merger Consideration is fair to TFC from a financial point of view.

ARTICLE VI.

COVENANTS OF ONB

ONB covenants and agrees with TFC as follows:

6.01     Other Approvals. ONB shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications require for consummation of the Merger, and shall file such applications within 60 days after the execution of this Agreement. ONB shall provide to TFC’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

6.02     SEC Registration.  (a)      ONB shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of ONB Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and TFC, prepared for use in connection with the meeting of shareholders of TFC referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of ONB Common Stock.

(b)     Any materials or information provided by ONB for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

(c)     ONB will use reasonable best efforts to list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time, the shares of ONB Common Stock to be issued in the Merger.

6.03     Employee Benefit Plans.

(a)     ONB shall make available to the officers and employees of TFC or any Subsidiary who continue as employees of TFC or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits, including severance benefits, on substantially the same terms and conditions as ONB offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with TFC or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of ONB and its Subsidiaries. To the extent that ONB determines, in its sole discretion, that TFC’s employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in ONB’s employee benefit plans as soon as reasonably practicable after termination. In the event that ONB determines, in its sole discretion, to terminate the TFC health plan, retirees of TFC and any Subsidiary who are participating in the TFC health plan as of the date it is terminated (“Eligible Retirees”) will be eligible to participate in the ONB health plans in accordance with terms of the ONB health plans. Continuing Employees who become covered under the health or dental plans of ONB, and shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of ONB or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of TFC. Eligible Retirees who become covered under the health plans of ONB shall not be subject to any waiting periods or additional pre-existing condition limitations under the health plans of ONB or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health plan of TFC. To the extent that the initial period of coverage for Continuing Employees or any Eligible retirees under age 65 under any such ONB employee benefit plans is not a full 12-month period of coverage, Continuing Employees and any Eligible Retirees under age 65 shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and any Eligible Retirees under age 65 under the corresponding TFC plan during the balance of such 12-month period of coverage provided that ONB can obtain, in a manner satisfactory to ONB, as determined in its sole discretion, the necessary data.

(b)     As of the Effective Time, subject to applicable law and the requirements of the Old National Bancorp Employee Stock Ownership and Savings Plan (“ONB KSOP”), ONB shall amend as necessary the ONB KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the ONB KSOP, and (ii) Continuing Employees participating in the ONB KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with TFC and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with ONB or its Subsidiaries.

(c)     In accordance with Section 6.03(a) hereof, after the Effective Time, ONB shall continue to maintain all employee welfare benefit, and cafeteria plans currently in effect at the Effective Time, until such time as ONB determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(d)     All Continuing Employees shall be subject to ONB’s vacation policy as of the Effective Time.

(e)     After the Effective Time, mileage for Continuing Employees’ business-related travel shall be reimbursed according to ONB’s reimbursement policy for mileage, consistent with the applicable provisions of the Code.

(f)     After the Effective Time, TFC’s sick time policy shall terminate and all Continuing Employees shall be subject to ONB’s sick time policy. Notwithstanding the foregoing, all accrued and unpaid sick time of employees of TFC and its Subsidiaries at the Effective Time, up to but not beyond one hundred and sixty (160) hours per Continuing Employee, shall be carried over to ONB’s sick time policy.

(g)     After the Effective Time, ONB shall continue to maintain and administer, in accordance with the provisions thereof, the TFC Stock Option Plans until such time as all options granted or awarded thereunder as of the Effective Time have been exercised or lapse, whichever occurs first.

(h)     Until the Effective Time, TFC or a Subsidiary of TFC, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. ONB or an ONB Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of TFC or a Subsidiary of TFC who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of TFC or a Subsidiary of TFC who incurs a qualifying event before the Effective Time.

(i)     Notwithstanding any contrary provision of ONB’s Severance Pay Plan (the “Severance Policy”), for purposes of calculating the severance benefits payable under the Severance Policy, each TFC Employee shall be given full credit for prior years of employment with TFC or a Subsidiary of TFC.

(j)     As of the Effective Time, ONB shall assume all obligations under the Employment Agreements, Change in Control Agreements and Retention Agreements between a Subsidiary and those individuals specified in Schedule 6.03(j).

6.04     Adverse Actions. ONB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.05     D&O Insurance. ONB shall cause the individuals serving as officers and directors of TFC and TBT immediately before the Effective Time to be covered for a period of one (1) year from the Effective Time by the directors’ and officers’ liability insurance policy maintained by TFC (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time; provided, further, that in no event shall ONB be required to expend pursuant to this Section 6.05 more than an amount per year equal to 150% of the annual premiums paid by TFC as of the Effective Time for such insurance; provided, however, that if the cost exceeds such limit, ONB shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

6.06     Short-Swing Trading Exemption.  Prior to the Closing Date, the Board of Directors of ONB shall adopt such resolutions as necessary to cause any shares of ONB Common Stock to be received by executive officers and directors of TFC as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

6.07     Material Changes to ONB Disclosure Schedules.  ONB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the ONB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ONB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ONB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the ONB Disclosure Schedule unless TFC shall have first consented in writing with respect thereto.

6.08     Governmental Report and Shareholder Information. Promptly upon its becoming publicly available, ONB shall furnish to TFC one (1) copy of each financial statement, report, notice, or proxy statement sent by ONB to any Governmental Authority or to ONB’s shareholders generally and of each SEC Report filed by ONB with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which ONB is a party.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01     ONB.  The obligation of ONB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ONB:

(a)     Representations and Warranties at Effective Time.   Each of the representations and warranties of TFC contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of TFC, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of TFC, has had or would result in a Material Adverse Effect on TFC.

(b)     Covenants.   Each of the covenants and agreements of TFC shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)     Deliveries at Closing.   ONB shall have received from TFC at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 10.02(b) hereof.

(d)     Registration Statement Effective.   ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of TFC in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)     Regulatory Approvals.   All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of ONB reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on TFC or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that ONB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)     Shareholder Approval.  The shareholders of TFC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(g)     Officers’ Certificate.   TFC shall have delivered to ONB a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i)  the representations and warranties of TFC contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of TFC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) TFC has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)     Tax Opinion. The Board of Directors of ONB shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to ONB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of TFC, except with respect to cash received by the shareholders of TFC for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)     280G Opinion.   ONB shall have received a letter of tax advice, in a form satisfactory to ONB, from TFC’s outside, independent certified public accountants to the effect that any amounts that are paid by TFC before the Effective Time, or required under TFC’s Plans or this Agreement to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of TFC, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j)     Material Proceedings. None of ONB, TFC, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)     Listing. The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(l)     Delinquent Loans. As of the tenth (10th) day prior to the Effective Time (the “Computation Date”), TFC shall not hold TFC Delinquent Loans in an amount in excess of $24 million. “TFC Delinquent Loans” shall mean the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all Loans with principal or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal or interest that are nonaccruing, (iv) restructured and impaired Loans, including Loans reported as troubled debt restructurings (“TDRs”), or in accordance with bank regulatory guidance should be reported as TDRs, (v) other real estate owned and other repossessed assets, (vi) net charge offs from the date of this Agreement through the Computation Date, and (vii) write-downs of other real estate owned and other repossessed assets from the date of this Agreement through the Computation Date.

(m)     TFC Consolidated Shareholders’ Equity. As of the end of the month prior to the Effective Time, the TFC Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $57,117,844. “TFC Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of TFC excluding the net accumulated other comprehensive income/(loss), each as of the Computation Date, determined in accordance with GAAP to which shall be added the following amounts (which amounts shall also be calculated in accordance with GAAP): (i) any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement, and (ii) any accruals, reserves or charges taken by TFC at the request of ONB pursuant to Section 5.05 hereof.

7.02     TFC.  The obligation of TFC to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by TFC:

(a)     Representations and Warranties at Effective Time.   Each of the representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of ONB shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of ONB, has had or would result in a Material Adverse Effect on ONB.

(b)     Covenants.  Each of the covenants and agreements of ONB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)     Deliveries at Closing.   TFC shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to TFC, listed in Section 10.02(a) hereof.

(d)     Registration Statement Effective.   ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of TFC in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the ONB and no stop order shall have been issued or threatened.

(e)     Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)     Shareholder Approvals.   The shareholders of TFC shall have approved and adopted this Agreement as required by applicable law and such entity’s Articles of Incorporation.

(g)     Officers’ Certificate.   ONB shall have delivered to TFC a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i)  the representations and warranties of ONB contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of ONB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)     Tax Opinion.  The Board of Directors of TFC shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to TFC, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of TFC, except with respect to cash received by the shareholders of TFC for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)     Listing.  The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(j)     Material Proceedings. None of ONB, TFC, or any Subsidiary of ONB or TFC, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01     Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)     by the mutual written consent of ONB and TFC;

(b)     by either of TFC or ONB by written notice to the other:

(i)     if the Agreement and the Merger are not approved by the requisite vote of the shareholders of TFC at the meeting of shareholders of TFC contemplated in Section 5.01;

(ii)     if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or

(iii)     if the consummation of the Merger shall not have occurred on or before June 30, 2014 (the “Outside Date”), except as extended by mutual agreement of the parties; provided that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(c)     by written notice from ONB to TFC, if:

(i)     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)     TFC breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by TFC within 20 business days after TFC’s receipt of written notice of such breach from ONB;

(iii)     there has been a Material Adverse Effect on TFC on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

(iv)     ONB elects to exercise its right to terminate pursuant to Section 5.11.

(d)     by written notice from TFC to ONB if:

(i)     any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)     ONB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by ONB within 20 business days after ONB’s receipt of written notice of such breach from TFC; or

(iii)     there has been a Material Adverse Effect on ONB on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement.

(e)     by written notice of ONB to TFC:

(i)     if the TFC Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

(ii)     in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)     if the TFC Board shall approve any Acquisition Proposal or publicly recommend that the holders of TFC Common Stock accept or approve any Acquisition Proposal; or

(iv)     if TFC shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal; or

(v)     if the TFC Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of a written request by ONB to provide such reaffirmation.

(f)     by written notice by ONB to TFC if a quorum could not be convened at the meeting of shareholders of TFC contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)     by written notice by TFC to ONB if, and only if both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i)     The ONB Market Value on the Determination Date is less than $10.85; and

(ii)     the number obtained by dividing the ONB Market Value by the Initial ONB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If TFC elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to ONB.  During the five business day period commencing with its receipt of such notice, ONB shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial ONB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the ONB Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial ONB Market Value by the ONB Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such five business day period, ONB delivers written notice to TFC that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies TFC of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Sections 2.02 of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.01(g).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).”

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.”

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial ONB Market Value” means $13.56, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“ONB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of ONB Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

If ONB or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02     Effect of Termination.  (a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of ONB or TFC and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)     TFC shall pay to ONB an amount in cash equal to $4,500,000 (the “Termination Fee”) if:

(i)     this Agreement is terminated by ONB pursuant to Section 8.01(e); or

(ii)     this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of TFC’s shareholders to approve the Agreement and the Merger by the requisite vote or by ONB pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve months after such termination TFC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement), provided, however, that in such case TFC shall only be liable to pay ONB the amount of the Termination Fee less the amount of any ONB Expenses previously paid to ONB pursuant to Section 8.02(d) by TFC; or

(iii)     this Agreement is terminated by either TFC or ONB pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, TFC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c)     Any fee due under Section 8.02(b) shall be paid by TFC by wire transfer of same day funds:

(i)     in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii)     in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date TFC enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d)     In the event that this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of TFC’s shareholders to approve the Agreement and the Merger by the requisite vote or by ONB pursuant to Section 8.01(f) under circumstances in which the Termination Fee is not then payable pursuant to this Section 8.02, then TFC shall promptly (but in any event within two business days) following receipt of an invoice therefor all of ONB’s actual and reasonably documented out of pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by ONB and its affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“ONB Expenses”) as directed by ONB in writing; provided, however, that the existence of circumstances which could require the Termination Fee to become subsequently payable by TFC pursuant to Section 8.02(b)(ii) shall not relieve TFC of its obligations to pay the ONB Expenses pursuant to this Section 8.02(d); and provided, further, that the payment by TFC of ONB Expenses pursuant to this Section 8.02(d) shall not relieve TFC of any subsequent obligation to pay the Termination Fee pursuant to Section 8.02(b) except to the extent indicated in Section 8.02(b)(ii).

(e)     In the event that TFC owes the Termination Fee and/or fees and expenses to ONB pursuant Sections 8.02(b), then the payment of such amounts shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. TFC acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ONB would not have entered into this Agreement. Accordingly, if TFC fails promptly to pay the amounts due pursuant to this Section 8.02, and, in order to obtain such payment, ONB commences a suit that results in a judgment against TFC for the amounts set forth in this Section 8.02, TFC shall pay to ONB its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time (the “Closing Date”) specified in the Articles of Merger of ONB and TFC as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X.

CLOSING

10.01     Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place at the Effective Time at a location to be reasonably determined by ONB.

10.02     Deliveries. (a)     At the Closing, ONB will deliver to TFC the following:

(i)       the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)     copies of all approvals by government regulatory agencies necessary to consummate the Merger;

(iii)     copies of the resolutions adopted by the Board of Directors of ONB certified by the Secretary of ONB relative to the approval of this Agreement and the Merger;

(iv)     the tax opinion required by Section 7.01(h) hereof; and

(v)     such other documents as TFC or its legal counsel may reasonably request.

(b)     At the Closing, TFC will deliver to ONB the following:

(i)     the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)     copies of the resolutions adopted by the Board of Directors and shareholders of TFC certified by the Secretary of TFC relative to the approval of this Agreement and the Merger;

(iii)     the opinion required by Section 7.01(i) hereof;

(iv)     the tax opinion required by Section 7.02(h) hereof;

(v)     a certification of the TFC Delinquent Loans by an officer of TFC;

(vi)     a certification of the TFC Consolidated Shareholders Equity as of the end of the month prior to the Effective Time from TFC’s outside, independent certified public accountants; and

(vii)     other documents as ONB or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01     Effective Agreement.   This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Sections 1.01(b) and 11.08 hereof, other than the right of TFC, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02     Waiver; Amendment.  (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)     This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03     Notices.   All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to ONB:	with a copy to (which will not
constitute notice):

Old National Bancorp	Krieg DeVault LLP
One Main Street	One Indiana Square
Evansville, Indiana 47708	Suite 2800
ATTN: Jeffrey L. Knight, Executive	Indianapolis, Indiana 46204
Vice President, Corporate Secretary	ATTN: Michael J. Messaglia
and Chief Legal Counsel	Fax: (317) 636-1507
Fax: (812) 468-0399

If to TFC:	with a copy to (which will not
constitute notice):

Tower Financial Corporation	Barrett & McNagny, LLP
116 East Berry Street	215 East Berry Street
Fort Wayne, Indiana 46802	Fort Wayne, Indiana 46802
ATTN: Michael D. Cahill	ATTN: Robert S. Walters
Samuel J. Talarico, Jr.
Fax: (260) 427-7180	Fax: (260) 423-8920

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

11.04     Headings.   The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05     Severability.   In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06     Counterparts; Facsimile.   This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07     Governing Law; Enforcement; Specific Performance; Jury Trial.   This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

11.08     Indemnification. (a)      All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of TFC and its Subsidiaries as provided in its charters or by-laws and any existing indemnification agreements or arrangements of TFC described in the TFC Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

(b)     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of TFC (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of TFC or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(c)     ONB shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

11.09     Entire Agreement.  This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated May 16, 2013, by and between TFC and ONB (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10     Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter ONB, TFC and all the respective directors, officers and employees of ONB and TFC will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Sections 1.01(b) and 11.08 shall survive the Effective Time.

11.11     Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12     Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Old National Bank, in Evansville, Indiana, is open for the transaction of business.

11.13     Disclosure Schedules. The mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

IN WITNESS WHEREOF, ONB and TFC have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

OLD NATIONAL BANCORP

By:	/s/ Robert G. Jones
Robert G. Jones, President and
Chief Executive Officer

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Michael D. Cahill, President and
Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

Each of the undersigned directors of Tower Financial Corporation (“TFC”) hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of TFC Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of TFC Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between Old National Bancorp and TFC, dated September 9, 2013 (the “Agreement”). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of TFC with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his or her capacity as a director of TFC, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of TFC. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) the taking of such action whereby a majority of TFC’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement, withdraws its favorable recommendation of the Agreement to its shareholders. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 9th day of September, 2013.

___________________________________	___________________________________
___________________________________	___________________________________
___________________________________	___________________________________
___________________________________	___________________________________
___________________________________	___________________________________

Exhibit 1.01(e)(i)

ARTICLES OF MERGER

OF

TOWER FINANCIAL CORPORATION

(An Indiana Corporation)

WITH AND INTO

OLD NATIONAL BANCORP

(An Indiana Corporation)

In compliance with the requirements of the Indiana Business Corporation Law, as amended (the “Act”), the undersigned corporations, desiring to effect a merger, set forth the following facts:

Article I

SURVIVING CORPORATION

Section 1. The corporation surviving the merger is Old National Bancorp (the “Surviving Corporation”). The Surviving Corporation’s name has not been changed as a result of the merger and will remain “Old National Bancorp.”

Section 2. The Surviving Corporation is a domestic corporation existing pursuant to the provisions of the Act, was incorporated in Indiana on July 19, 1982, and will maintain its principal office at One Main Street, Evansville, Vanderburgh County, Indiana 47708.

Article II

MERGING CORPORATION

The name, state of incorporation and date of incorporation of the corporation, other than the Surviving Corporation, which is a party to the merger is as follows:

     Tower Financial Corporation

(Name of Corporation)

Indiana	July 8, 1998
(State of Domicile)	(Date of Incorporation)

   Article III

PLAN OF MERGER

The Plan of Merger (the “Agreement”) dated September 9, 2013, containing such information as required by the Act, is set forth in Exhibit A attached hereto and made a part hereof.

Article IV

MANNER OF ADOPTION AND VOTE

Section 1. Action by Surviving Corporation

A. Action by Directors. The Agreement was adopted at a meeting of the Board of Directors of Old National Bancorp duly held and convened on September 9, 2013.

B. Vote of Shareholders. Approval by Old National Bancorp’s shareholders of the merger contemplated by the Agreement is not required, pursuant to Section 23-1-40-3(g) of the Act.

Section 2. Action by Merging Corporation

A. Action by Directors. The Agreement was adopted at a meeting of the Board of Directors of Tower Financial Corporation duly held and convened on September 9, 2013.

B. Vote of Shareholders. With respect to Tower Financial Corporation, the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, and number of shares voted in favor or against or having abstained as to the merger are set forth below:

Designation of Voting Group                                                                           Common Stock

Number of Outstanding Shares                                                                        ___________

Number of Votes Entitled to be Cast                                                               ___________

Shares Voted in Favor                                                                                       ___________

Shares Voted Against                                                                                       ___________

Shares Abstained                                                                                               ___________

The number of votes cast for approval of the Agreement by the shareholders of Tower Financial Corporation was sufficient for approval thereof.

Article V

EFFECTIVE DATE AND TIME

The effective date and time of the merger hereby effectuated shall be 12:01 a.m. Eastern Daylight Time, ________, 2014.

*     *     *

IN WITNESS WHEREOF, the undersigned Surviving Corporation and Merging Corporation, by their respective Presidents, acting for and on behalf of such corporations, hereby execute these Articles of Merger; and each of such corporations certifies to the truth of the facts and acts relating to it and the action taken by its respective Board of Directors and shareholders.

Dated this _____ day of _____________, 2014.

OLD NATIONAL BANCORP

(“Surviving Corporation”)

By: _____________________________________

Robert G. Jones, President and
Chief Executive Officer

TOWER FINANCIAL CORPORATION

(“Merging Corporation”)

By: _____________________________________

Michael D. Cahill, President and
Chief Executive Officer

 Exhibit 1.01(e)(ii)

EXHIBIT A

PLAN OF MERGER

THIS PLAN OF MERGER (the “Agreement”) is made and entered into this day of , 2013 by and between Old National Bancorp (“ONB” or the “Surviving Corporation”) and Tower Financial Corporation (“TFC” or the “Merging Corporation”).

W I T N E S S E T H:

WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Evansville, Vanderburgh County, Indiana; and

WHEREAS, TFC is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Fort Wayne, Allen County, Indiana; and

WHEREAS, ONB and TFC seek to affiliate through a corporate reorganization whereby TFC will merge with and into ONB; and

WHEREAS, pursuant to a separate Agreement and Plan of Merger (the “Merger Agreement”), dated September 9, 2013, TFC has agreed to merge with and into ONB; and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of TFC with and into ONB, and the mode of carrying such merger into effect as follows:

ARTICLE I

THE MERGER

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined herein), TFC shall be merged with and into and under the Articles of Incorporation of ONB (the “Merger”). ONB shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of TFC shall cease.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1     Name and Offices. Upon and following the Effective Time of the Merger, the name of the Surviving Corporation shall be Old National Bancorp, and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”). The principal office of the Surviving Corporation shall be located at One Main Street, Evansville, Vanderburgh County, Indiana until such time as the Board of Directors designates otherwise.

Section 2.2     Authorized Shares. The total number of shares that ONB shall have authority to issue is shares of common stock and shares of preferred stock.

Section 2.3     Directors of the Surviving Corporation. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of ONB at the Effective Time and until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

Section 2.4     Officers of the Surviving Corporation. The officers of ONB serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

Section 2.5     Articles of Incorporation and Bylaws.

(a)

Articles of Incorporation. The Articles of Incorporation of ONB in existence at the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation following the Effective Time, until such Articles of Incorporation shall be amended or repealed as provided therein or by applicable law.

(b)

Bylaws. The Bylaws of ONB in existence at the Effective Time shall remain the Bylaws of the Surviving Corporation following the Effective Time, until such Bylaws shall be amended or repealed as provided therein or by applicable law.

Section 2.6     Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by TFC shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of TFC shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

ARTICLE III

MANNER AND BASIS OF EXCHANGE OF STOCK

Section 3.1     Manner of Conversion of Shares. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, each share of TFC Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of TFC and (ii) shares held directly or indirectly by ONB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article:

(i)     $6.75 cash (the “Cash Consideration”); and

(ii)     1.20 shares of common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value, of ONB (“ONB Common Stock”).

The Cash Consideration and the Exchange Ratio are sometimes referred to herein collectively as the “Merger Consideration.”

(b)     Stock Options. At the Effective Time, each outstanding option to purchase TFC common stock (an “TFC Stock Option”) without any action on the part of any holder thereof, shall be converted automatically into an option to purchase a number of shares of common stock of ONB (each, an “ONB Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of TFC common stock subject to such TFC Stock Option and (B) the sum of (x) Exchange Ratio plus (y) $6.75 divided by (z) the Average ONB Closing Price (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price of such TFC Stock Option divided by (B) the sum of (x) Exchange Ratio plus (y) $6.75 divided by (z) the Average ONB Closing Price. Except as specifically provided above, following the Effective Time, each ONB Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the related TFC Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, ONB shall file an appropriate registration statement with respect to the shares of ONB Common Stock subject to ONB Stock Options and shall use its reasonable best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

(c)     Deferred Stock Units.  ONB and TFC shall take all requisite action so that, at the Effective Time, each of the deferred stock units issued and still outstanding under the 2006 Equity Incentive Plan (consisting 5,133 units) shall receive cash in the amount equal to the closing price of a share of TFC Common Stock on the trading day immediately preceding the Closing.

Section 3.2     Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of common stock of TFC (“TFC Certificate”) shall represent only the right to receive the Merger Consideration.

Section 3.3     Exchange of Certificate. Each holder of TFC common stock shall, upon the surrender of such certificate to the Surviving Corporation for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation a certificate representing that number of whole shares of ONB common stock that each holder of TFC has the right to receive, and a check in the amount of any cash that such holder has the right to receive, including any cash in lieu of fractional share, pursuant to Section 3.1 hereof.

ARTICLE IV

CONDITIONS PRECEDENT

The obligation of ONB and TFC to consummate the Merger contemplated by this Agreement is subject to the receipt of all required approvals of the shareholders of TFC and the receipt of all appropriate orders, consents, approvals and clearances from all necessary regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger, as well as the satisfaction of the conditions set forth in the Merger Agreement.

ARTICLE V

EFFECTIVE TIME

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Articles of Merger filed with the Indiana Secretary of State.

ARTICLE VI

TERMINATION

Section 6.1     Manner of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided in the Merger Agreement.

Section 6.2     Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or liabilities by reason of this Agreement or the termination thereof on the part of either party hereto or their respective directors, officers, employees, agents and shareholders, except as expressly provided in the Merger Agreement, including without limitation: (i) the confidentiality provisions of the Merger Agreement; and (ii) the payment of their respective expenses, as set forth in the Merger Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.2     Entire Agreement. This Agreement together with the Merger Agreement and that certain Confidentiality Agreement dated May 16, 2013, by and between TFC and ONB, set forth the entire understanding of the parties hereto with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous understandings with respect to the subject matter hereof. This Agreement is delivered subject to the terms and conditions of the Merger Agreement and in the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

Section 7.3     Notices. Any notices, request or instruction to be given hereunder to any party hereto shall be in writing and delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid to the other party hereto and marked to the attention of the Chairman of the Board or President of such party.

Section 7.4     Amendments; Waivers. No amendments of this Agreement shall be binding unless executed in writing by all parties hereto. Any waiver of any provision of this Agreement shall be in writing, and no waiver of any provision shall be deemed a waiver of any other provision or constitute a continuing waiver.

Section 7.5     Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had ever been contained herein.

Section 7.6     Governing Law. This Agreement has been executed and delivered in the State of Indiana and shall be construed and governed in accordance with the laws of the State of Indiana, without reference to the conflict or choice of law principles thereof.

Section 7.7     Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

* * *

IN WITNESS WHEREOF, Old National Bancorp and Tower Financial Corporation have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

Old National Bancorp

“ONB”

By: _____________________________________

Robert G. Jones, President and
Chief Executive Officer

ATTEST:

By:

        Jeffrey L. Knight, Secretary

Tower Financial Corporation

“TFC”

By: _____________________________________

Michael D. Cahill, President and

Chief Executive Officer

ATTEST:

By:

        Richard R. Sawyer , Secretary